UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 4, 2008 (October 30, 2008)

LOJACK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

001-8439	04-2664794
(Commission File Number)	(IRS Employer Identification No.)

200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts	02090
(Address of Principal Executive Offices)	(Zip Code)

781-251-4700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On November 4, 2008, LoJack Corporation, or the Company, issued a press release setting forth the Company’s results of operations and financial condition for the third quarter ended September 30, 2008.  A copy of the Company’s press release is furnished as Exhibit 99.1.

Item 2.06.  Material Impairments.

On October 30, 2008, the Company concluded that the current carrying value of its goodwill and other intangible assets (consisting primarily of contractual monitoring relationships) which the Company had recorded as a result of its October 2004 acquisition of Boomerang Tracking Inc., or Boomerang, was impaired.  This conclusion was reached as the result of an updated long-term financial outlook for the business for Boomerang as part of the Company’s annual strategic planning cycle.  The impairment occurred as a result of the long-term financial plan for Boomerang, which indicates a significant decline in future revenue and operating profitability, and the effect we expect the current economic crisis will have on future new car sales.

The Company determined that the goodwill and other intangible assets non-cash, after-tax impairment charge would be approximately USD$37.7 million.  The Company will not be required to make any current or future cash expenditures as a result of this impairment. The impairment charge will be reflected in the Company’s financial statements as of and for the fiscal quarter ended September 30, 2008.

Item 9.01. Financial Statements and Exhibits

(d)  Exhibits.

99.1	Press Release of LoJack Corporation dated November 4, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOJACK CORPORATION (Registrant)
By:	/s/ Thomas A. Wooters
Thomas A. Wooters Executive Vice President and General Counsel

Date: November 4, 2008